Exhibit (c)

DISTRIBUTION AGREEMENT

Between

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

And

NORTHWESTERN MUTUAL INVESTMENT SERVICES, LLC

May 1, 2006

This Distribution Agreement (“Agreement”) is made this [Insert day]day of [Insert month], 2006, by and between The Northwestern Mutual Life Insurance Company, a Wisconsin corporation (the “Company”), on its own behalf and on behalf of each separate account identified in Schedule A (referred to individually as the “Separate Account” and collectively as the “Separate Accounts”), and Northwestern Mutual Investment Services, LLC (“NMIS”), a Wisconsin limited liability company wholly owned by the Company.

WITNESSETH:

WHEREAS, the Company and each Separate Account each has as its principal place of business 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202;

WHEREAS, NMIS has as its principal place of business 611 East Wisconsin Avenue, Milwaukee, Wisconsin 53202;

WHEREAS, the Company issues certain variable annuity contracts and variable life insurance policies (including certain riders) (the “Contracts”) supported by assets held in the Separate Accounts identified in Schedule A;

WHEREAS, interests in the Separate Accounts (including the Contracts) are registered as securities with the Securities and Exchange Commission (“SEC”) (the “Securities Interests”) by registration statement filed under the Securities Act of 1933 (the “1933 Act”) and the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, each Separate Account is registered as a unit investment trust under the 1940 Act;

WHEREAS, the assets of the Separate Accounts are invested in shares of certain registered, open end, management investment companies (the “Funds”);

WHEREAS, NMIS is registered as a broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”) and under applicable state securities laws and is a member in good standing of the National Association of Securities Dealers, Inc. (“NASD”);

WHEREAS, NMIS acts as principal underwriter and selling broker-dealer with respect to the Securities Interests; and

WHEREAS, the Company and NMIS desire to amend and restate in this Agreement all previous agreements relating to the underwriting and distribution services provided by NMIS with respect to the Securities Interests.

NOW, THEREFORE, in consideration of their mutual promises herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that all previous agreements between the parties relating to the underwriting and distribution of Securities Interests are superseded by this Agreement and further agree as follows:

SECTION 1. APPOINTMENT AND AUTHORITY

A. Appointment. Each Separate Account hereby appoints NMIS, and NMIS hereby agrees to act, as principal underwriter in connection with the offer and sale of the Securities Interests to the public in each state and other jurisdiction in which the Securities Interests may lawfully be sold. In connection with any sale to the public pursuant to this Agreement, NMIS shall act as agent of the Separate Account and not as principal for its own account.

Each Separate Account shall offer and sell Securities Interests only through NMIS, except that the Separate Account reserves the right to offer, issue, transfer or sell Securities Interests at the public offering price, without any sales charge or contingent deferred sales charge, in connection with (i) the division of the Separate Account (or any investment sub account), (ii) the merger or consolidation of the Separate Account (or any investment sub account), with any other separate account, and (iii) the acquisition of all or substantially all of the property and assets of another separate account for deposit in the Separate Account, or (iv) sales to persons eligible to make purchases at net asset value without sales charge or contingent deferred sales charge as described in the prospectus for the applicable Contract.

B. Authority. NMIS shall maintain a sales organization suited to the distribution of the Securities Interests and shall use its best efforts to effect sales in such states and other jurisdictions that may be mutually agreed to by the parties from time to time, but NMIS shall not be required to sell any specific number or dollar amount. NMIS agrees to carry out and perform its responsibilities and obligations under this Agreement, and observe the provisions herein, in conformity with applicable state and federal securities laws, NASD Rules, and state insurance laws applicable to the distribution of variable insurance contracts and interests in insurance company separate accounts relating thereto.

NMIS is authorized to receive on behalf of the Company and the Separate Accounts, applications for Contracts and any supplemental materials and all initial purchase payments, which it shall promptly transmit to Company, together with any orders relating to the Contracts (including orders relating to financial transactions including, but not limited to, purchases, redemptions, surrenders, exchanges, loans, loan repayments, transfers and allocations) and purchase proceeds and other monies. NMIS shall have no authority to hold any application, supplemental material, order or money that it receives, except for the sole purpose of determining that it is in good order and that any applicable suitability requirements have been satisfied. NMIS also shall have no authority to make, alter or discharge any Contract, to waive any provision of a Contract, waive any forfeiture under a Contract, or to extend the time of payment of any purchase payment for a Contract or of payment of any other monies to the Company. NMIS shall not possess or exercise any authority on behalf of the Company or any Separate Account other than that expressly conferred by this Agreement.

SECTION 2. SERVICES AS PRINCIPAL UNDERWRITER

A. Issuance of Contracts and Operations of Separate Accounts. The Company shall be responsible for issuing the Contracts and for administering the Contracts and the operations of the Separate Accounts, including the training, supervision and control of its employees, agents and any other third parties it retains to perform duties in connection with those responsibilities; provided, however, NMIS shall have full responsibility for the duties of any employees or agents of the Company that are performed in their capacity as associated persons of NMIS, as that term is defined under the 1934 Act (“NMIS Representative”). NMIS (and any Selling Broker with which NMIS has an arrangement under Section 2.C hereof) shall offer and sell Securities Interests only at a premium rate established by the Company, together with applicable sales charge described in the applicable Contract Prospectus.

B. Administrative Procedures. The Company shall be responsible for issuing the Contracts and processing all transactions, including financial transactions in Securities Interests, and for administering the Contracts and the Separate Accounts; provided, however, that NMIS shall be solely responsible for the training, supervision and control of the distribution-related activities of NMIS Representatives who are engaged directly or indirectly in operations relating to the Contracts and the Separate Accounts.

Completed applications for Contracts and any supplemental material shall be transmitted to the Company for acceptance or rejection in accordance with its application and underwriting requirements and procedures. Subject to the terms of the applicable Contract prospectus, the Company’s administrative procedures, instructions and guidelines as provided to NMIS from time to time shall control the handling by NMIS of information and orders related to the Contracts and Separate Accounts (including the forwarding of applications, purchase proceeds and other monies and requests involving transfers and disbursements of proceeds in the Separate Accounts).

All orders involving the issuance of a Contract or a transaction in a Securities Interest are subject to acceptance by the Company in its sole discretion and shall become effective only upon confirmation by the Company. All processing of transactions (including the processing of financial transactions at a time other than the time set forth in the applicable Contract prospectus) shall be done in accordance with the 1940 Act, including the requirements of Rules 22c-1, 6e-2 and 6e-3(T) and any interpretive guidance or exemptive orders issued by the SEC thereunder. Upon issuance of a Contract by the Company, the Company shall arrange for the prompt delivery of the Contract to its owner. The Company reserves the unqualified right not to accept any specific application for the purchase of a Contract or a request involving the purchase or sale of a Securities Interest.

C. Selling Agreements. NMIS, by itself and on behalf of the Separate Accounts, is hereby authorized to enter into separate written agreements (“Selling Agreements”) with one or more organizations (individually, the “Selling Broker” and collectively, the “Selling Brokers”) for the purpose of their participation in the distribution of Securities Interests; provided such Selling Agreements are on such terms and conditions as may be mutually agreed by NMIS and the Company in writing from time to time and are not inconsistent with the terms of this Agreement.

At the inception and for the duration of any Selling Agreement, it shall be the responsibility of NMIS to ensure that the Selling Broker is either registered as a broker-dealer under the 1934 Act and a member of the NASD in good standing, or exempt from such registration and membership. Any Selling Agreement made by NMIS with a Selling Broker shall be made by NMIS solely on its own behalf as principal and the Selling Broker as its agent, and not as agent of the Company or the Separate Account; provided, however, that such Selling Agreement shall be expressly subject to this Agreement and shall provide expressly that the Selling Broker assumes legal responsibility for the acts or omissions of its agents and representatives.

Each Selling Broker and its agents and representatives participating in the distribution of Securities Interests shall at all times be duly and appropriately licensed, registered, or otherwise qualified with the NASD and under applicable insurance and securities laws of each state or other jurisdiction in which they perform such activities. NMIS shall at all times be responsible to the Company for supervising the distribution activities of NMIS and its Selling Brokers for purposes of compliance with applicable securities laws of all jurisdictions in which such activities are performed and with applicable NASD rules, and agrees to provide to the Company as it deems appropriate upon request assurances demonstrating such compliance. Selling Brokers shall have no interest in this Agreement, nor any right to compensation paid to, or received by, NMIS under this Agreement.

SECTION 3. SERVICES AS SELLING BROKER-DEALER

A. Licensing and Training. The Company shall supply NMIS with the names of its employees and agents who indicate a willingness to sell Securities Interests. After careful investigation, NMIS shall select the employees and agents who are to be trained and qualified to make such sales as NMIS Representatives. No NMIS Representative shall engage in any solicitation activities or the sale of any Securities Interest unless such individual is dually appointed as a securities agent of NMIS and an insurance agent of the Company, registered with the NASD and licensed with all securities and insurance regulatory authorities in those states and other jurisdictions (together referred to herein as “states”) where licensing is required of such individual.

NMIS shall be solely responsible for ensuring that NMIS Representatives receive training reasonably designed to ensure their activities are conducted in accordance with applicable federal and state securities laws and NASD Conduct Rules. The Company shall be solely responsible for ensuring that NMIS Representatives receive training reasonably designed to ensure their activities are conducted in accordance with applicable state insurance laws. Upon request by the Company, NMIS shall provide the Company with written certification that an individual NMIS Representative is dually appointed, qualified, registered and licensed under applicable federal and state securities laws.

B. Supervision. NMIS, along with NMIS Representatives who are General Agents of the Company, or other individuals who are NMIS Representatives, and designated as, and registered with, the NASD by NMIS as principals shall supervise, and be solely responsible for the conduct of, NMIS Representatives under state and federal securities laws and NASD Conduct Rules applicable to their solicitation and sales activities and their communications with the public, other NMIS Representatives and any Selling Brokers that involve Securities Interests.

NMIS will establish and administer policies and procedures as may be necessary to supervise diligently the activities of NMIS Representatives relating to Securities Interests. In the event that any General Agent shall fail or refuse to provide to the satisfaction of NMIS principal supervision of NMIS Representatives, NMIS (with the cooperation of the Company) shall furnish a qualified individual to perform such principal supervision or, if NMIS is unable to furnish proper supervision, the authority of the unsupervised NMIS Representatives to sell Securities Interests shall be withdrawn. Upon request by NMIS, the Company will furnish or require its employees and agents to furnish (at the Company’s or employee’s or agent’s expense) such appropriate records as may be necessary to insure such diligent supervision.

Prior to permitting any NMIS Representative to sell any Securities Interest, the Company, NMIS and the NMIS Representative shall enter into a mutually satisfactory agreement pursuant to which the NMIS Representative will acknowledge that the individual will be an associated person of NMIS in connection with the individual’s selling activities relating to Securities Interests, that such activities will be under the supervision and control of NMIS and the supervising principal designated by NMIS, and that the NMIS Representative’s right to continue to sell Securities Interests is subject to the individual’s continued compliance with such agreement and policies and procedures established by NMIS.

In the event that any NMIS Representative fails or refuses to submit to supervision by NMIS or the individual’s designated supervising principal in accordance with this Agreement, or otherwise fails to comply with policies and procedures imposed by NMIS, NMIS shall certify such fact to the Company and shall immediately notify such NMIS Representative that the individual is no longer authorized to sell Securities Interests, and NMIS and the Company shall take whatever additional action may be necessary to terminate the activities of such individual relating to Securities Interests.

C. Solicitation Activities. Pursuant to the authority delegated to it by the Company under this Agreement, NMIS shall solicit applications for the sale of Securities Interests in the Contracts solely in accordance with the terms of the Contracts, the prospectuses for the Contracts and the underlying Funds and any instructions provided by the Company. No solicitation shall be made in any state or other jurisdiction unless the Company has notified NMIS that the Contract may lawfully be sold or offered for sale in such state or jurisdiction.

D. Suitability. NMIS shall be solely responsible for all suitability determinations required by applicable federal and state securities laws and NASD Conduct Rules with respect to the sales of Securities Interests to its customers. NMIS shall comply with all restrictions and limitations on the purchase, exchange, replacement or surrender of Contracts set forth in the applicable Contract prospectus, and shall not make any representations with respect thereto, other than those contained therein. NMIS acknowledges that the failure to recommend without an adequate basis to a customer the purchase, exchange, replacement or surrender of a Contract, or the purchase or sale of a Securities Interest, is a material breach of this Agreement and shall immediately terminate any obligation to pay compensation to NMIS, any NMIS Representative or any Selling Broker with respect to any transaction effected as a result of such recommendation.

SECTION 4. SERVICES PERFORMED BY COMPANY AS AGENT OF NMIS

The Company, as agent for NMIS, shall perform the services described in this section. The services performed by the Company as agent for NMIS shall be subject to the provisions of a Master Services Agreement between the Company and NMIS dated January 1, 2002, as amended from time to time, except to the extent the terms of the two agreements are inconsistent in which case the terms of this Agreement shall control. Any records required to be prepared and maintained by the Company or its designated agent under this Section shall be subject to compliance with the attestation requirements of Section 17a-4(f) of the 1934 Act. The parties agree that all services performed by the Company under this section shall be strictly ministerial and clerical in nature and shall not interfere with the supervision by NMIS of its NMIS Representatives, nor its oversight of Selling Brokers.

A. Confirmations and Accounts. The Company, as agent for NMIS and the Separate Accounts, shall confirm the issuance of Contracts and transactions in Securities Interests as required by Rule 10b-10 under the 1934 Act, and shall maintain and preserve such accounts, books and records in connection therewith as required by Rules 17a-3 and 17a-4 under the 1934 Act in such form and manner as shall enable NMIS to satisfy its recordkeeping obligations under Section 6 of this Agreement. Such statements, accounts, books and records may also serve to satisfy statement and recordkeeping requirements under applicable state insurance laws.

B. Commissions, Service Fees and Other Compensation. The Company shall administer the payment of commissions, service fees and other compensation to NMIS and NMIS Representatives in connection with the sale of the Contracts and the provision of ongoing services with respect thereto, and shall maintain and preserve such accounts, books and records required to be maintained by NMIS in connection therewith. Such payments may include advances on commissions payable by NMIS. All such payments shall be in amounts and on such terms as NMIS and the Company shall mutually determine and as set forth in, or not inconsistent with, the terms of the applicable Contract prospectus and applicable federal and state securities law, NASD Conduct Rules and state insurance law. All payments to NMIS Representatives shall be made through General Agents (or other persons designated by NMIS) as paymasters of NMIS.

Nothing contained in this Agreement shall obligate NMIS to make any payments to NMIS Representatives nor to reimburse them for any expenses they incur, nor shall NMIS have any interest whatsoever in any other payments made to NMIS Representatives directly by the Company.

C. Appointment of Agents. With the approval of NMIS, the Company may delegate any duties assumed in connection with providing the services described in this Section to a third party administrator (including an affiliate) provided such third party is able and expressly agrees in writing to comply with all applicable requirements of this Agreement and applicable law and regulation. The Company agrees to be responsible to NMIS for the acts or omissions of any such agents as if the services performed by them were performed directly by the Company.

SECTION 5. COMPENSATION AND EXPENSES

The Company shall be entitled to receive the sales load on the sale of Contracts and any withdrawal charges (“Sales Charges”) in the amounts set forth in the applicable Contract prospectus, subject to any quantity or other discounts or waivers of Sales Charges for qualified fee-based programs set forth therein. Such discounts or waivers of sales charges or allowances shall not exceed the total applicable Sales Charges.

NMIS may receive reimbursement for expenses or maintenance or trail fees as may be provided by a plan adopted by a Fund under Rule 12b-1 under the 1940 Act and by participation or other agreement by and among the Fund, NMIS and the Company. NMIS also may receive a fee for the performance of administrative or other services on behalf of a Fund (or its affiliate).

In payment of the services performed by NMIS under this Agreement, the Company shall pay NMIS an annual fee based upon NMIS’ actual expenses incurred in the performance of such services or reasonably and properly allocated thereto, including (i) all compensation payable to its Registered Representatives and (ii) any portion of Sales Charges that may be allowed to Selling Brokers who are duly and appropriately licensed with the NASD and registered or otherwise qualified under all applicable insurance and securities laws of each state or other jurisdiction in which they effect sales. The Company may require that those expenses be certified to it by NMIS, or at the option of the Company, by an independent public accounting firm selected by the Company.

Payments representing compensation payable to NMIS Registered Representatives shall be administered by the Company under the direction of NMIS pursuant to Section 4 of this Agreement. Sales Charge allowances made to Selling Brokers shall be administered by NMIS or by its designee under its direction.

SECTION 6. BOOKS AND RECORDS

NMIS shall be responsible for maintaining records relating to the licensing and registration of its Representatives and such other records as are required by it as a broker-dealer under federal and state securities laws and regulations and by the NASD.

NMIS also shall maintain, appropriate accounts, books and records as required by a registered broker-dealer, acting as principal underwriter and selling broker-dealer, with respect to transactions entered into on behalf of the Company and the Separate Accounts under this Agreement. All such books and records shall satisfy the requirements of Rules 17a-3 and 17a-4 under the 1934 Act, and the requirements applicable to NMIS as underwriter and selling broker-dealer in respect of the Separate Accounts under Section 31(a) of the 1940 Act and regulations promulgated thereunder. NMIS shall make such books and records available for inspection by the Company, the SEC and the NASD, and shall provide the originals (or certified copies) to the Company promptly upon its request.

All books and records maintained by NMIS in respect of the Separate Accounts shall be safeguarded against loss, alteration or destruction, easily retrievable, capable of being printed or downloaded into formats specified by regulatory examiners, and accessible only to authorized persons. Email and other records stored electronically shall be maintained in a manner that does not allow for alteration or erasure, known as “write once, read many times” (or “WORM” format).

SECTION 7. CONFIDENTIALITY

As used in this Agreement, the term “Confidential Information” means any and all information, data, or records related to the Separate Accounts, the Contracts, the Securities Interests and all current, prior and prospective owners of the Contracts and other parties with current, prior and prospective interests or rights in the Contracts.

For itself and any Selling Brokers, NMIS agrees to maintain the confidentiality of all Confidential Information by, among other things, maintaining a secure system for the handling of Confidential Information and exercising at least that degree of care that NMIS exercises with respect to maintaining the confidentiality of NMIS’ own proprietary or confidential information that it desires not to be disclosed to any third party. In that regard and without limiting the generality of the foregoing, NMIS agrees to the following:

a.	NMIS agrees to maintain throughout the term of this Agreement appropriate procedures and systems to protect the security and confidentiality of any Confidential Information to which it has access;

b.	NMIS will restrict disclosure of Confidential Information solely to those of its employees with a need to know and, unless required by law, will not disclose Confidential Information to any third party without prior authorization from the Company;

c.	NMIS agrees to require, by contract, each Selling Broker to maintain the confidentiality and security of any Confidential Information to which Selling Broker has access;

d.	NMIS agrees not to use Confidential Information except for the purpose of performing its obligations under this Agreement and/or any other agreement with the Company;

e.	NMIS will notify the Company promptly of any theft, loss or misplacement of Confidential Information, in whatever form, and of any disclosure of any Confidential Information in violation of this Agreement;

At the termination of this Agreement, NMIS shall promptly return to the Company the originals and all copies of any material, in whatever medium or form, containing Confidential Information, or dispose of the Confidential Information in a secure manner so as to protect against unauthorized access to the discarded Confidential Information. NMIS’ obligations with respect to the Confidential Information shall survive the termination of this Agreement and shall continue for as long as NMIS possesses or has access to Confidential Information.

To the extent NMIS provides to the Company proprietary and confidential information of its own that it desires not be disclosed, the Company agrees to treat such information in the same manner as it requires NMIS to treat Confidential Information under this section provided NMIS instructs the Company to do so.

The Company represents to NMIS that it has adopted privacy policies and practices with respect to the Separate Accounts as required by SEC Regulation S-P, and agrees to provide NMIS with a copy of the consumer privacy notice and any material amendments thereto.

SECTION 8. COMPLIANCE

A. Maintaining of Securities Registrations and Regulatory Approvals. The Company shall be responsible for maintaining with the SEC the registration of each Separate Account as a unit investment trust under the 1940 Act and the registration of the assets held in the Separate Account that support the Contracts as securities under the 1933 Act on such form as is prescribed by the SEC (such registration, together with any amendments thereto, and any prospectus, statement of additional information (“SAI”) or prospectus or SAI supplement filed under Rule 497 of the 1933 Act, referred to herein as “Registration Statement”). The Company shall also be responsible for qualifying the Contracts as securities with any state securities regulatory authority and for obtaining approval of the forms of Contracts as may be required under applicable state insurance law.

NMIS agrees to provide information and other material relating to its business affairs and activities as may be required by the Company to maintain such securities registrations and qualifications and to obtain such insurance approvals.

The Company shall promptly advise NMIS of (i) any amendment or supplement to any prospectus or SAI for a Contract and for any Fund; (ii) any action by the SEC or any other governmental or quasi-governmental body that suspends (or could lead to the suspension of) the effectiveness of the prospectus or the offer or sale of any Contract or Fund; and (iii) any event that makes untrue any statement of a material fact made in, or causes there to be an omission of a material fact from, any prospectus or SAI for any Contract or Fund.

B. Marketing Material. The Company shall provide NMIS with prospectuses, SAI’s, applications and other materials for use by NMIS and its authorized Representatives and any Selling Brokers in connection with their solicitation and sales activities with respect to the Contracts.

The Company and NMIS shall together develop all sales literature, advertising material, illustrations and other communications (including marketing-related analytic software and other tools) for use with the public, Representatives of NMIS and any Selling Brokers in connection with their solicitation and sales activities with respect to the Securities Interests (“Marketing Material”); provided, however, that NMIS shall be solely responsible for reviewing and approving all Marketing Material in accordance with applicable NASD Conduct Rules and for filing such material with the NASD and any state securities regulatory authorities to the extent required. The Company shall be responsible for filing all Marketing Material with state insurance regulatory authorities requiring such filings. Each party agrees to promptly notify the other party of any comments provided by regulatory authorities with respect to Marketing Material and to work together to resolve any issues raised by such comments on a timely basis.

NMIS agrees that it will not use any prospectus, SAI, Marketing Material or any other material in connection with its solicitation and sales activities with respect to the Contracts if, to its knowledge, any of the foregoing contains any misstatement of fact.

C. Information to be Furnished to Company. NMIS shall furnish to the Company:

(i)	such information as is necessary to the daily operations of the Separate Accounts and administration of the Contracts, including information which is necessary for the Company to monitor, on behalf of the Separate Accounts, investment activities of owners of the Contracts to determine whether they are in conformance with (a) excessive trading policies outlined in the applicable Contract and Fund prospectuses and (b) anti-money laundering programs administered by the Company,

(ii)	notice of any disqualifying event under Section 9(a) of the 1940 Act;

(iii)	notice of any litigation document that would require a filing under Section 33 of the 1940 Act; and

(iv)	such information as is necessary to comply with applicable federal securities laws, including Rule 38a-1 of the 1940 Act, and applicable state securities and insurance laws.

SECTION 9. INVESTIGATIONS, PROCEEDINGS AND CUSTOMER COMPLAINTS

The Company and NMIS agree to cooperate fully in (i) the resolution of any customer complaint involving the Separate Accounts or Securities Interests, (ii) any insurance or securities regulatory investigation or proceeding or any judicial proceeding involving Securities Interests or the Separate Accounts, and (iii) any insurance or securities regulatory investigation or proceeding or any judicial proceeding involving their respective directors or trustees, officers, employees, or agents (including Representatives of NMIS) to the extent that the investigation or proceeding relates to conduct or activities involving the issuance of the Contracts, transactions involving Securities Interests or the administration of the Contracts or the Separate Accounts.

The Company and NMIS each shall promptly notify the other party of any notice they receive relating to a customer complaint or an investigation or proceeding described in this section, and shall furnish applicable federal and state regulatory or judicial authorities with such information as may be required in order for them to ascertain that the services being performed under this Agreement are being conducted in a manner consistent with applicable law and regulation. The Company shall also promptly notify NMIS if any of its directors or trustees, officers, employees, or agents who are Representatives of NMIS is the subject of allegations or convictions of theft, forgery or misappropriation of funds or securities, or any claim for damages by a customer or broker-dealer which is settled for an amount exceeding $15,000.

The Company and NMIS each shall assist the other party in complying with any regulatory reporting requirements applicable to customer complaints, investigations, proceedings and other activities that are the subject matter of this section.

SECTION 10. PERFORMANCE STANDARDS AND INDEMNIFICATION

A. Performance Standards. NMIS agrees to perform its duties and obligations under this Agreement in a timely and sufficient manner and to the same standards as it employs for services performed for its own account.

B. Indemnification By Company. The Company agrees to indemnify, defend and hold harmless NMIS, its successors and assigns, and their respective officers, directors, and employees (together referred to as “ NMIS Related Persons”), from any and all joint or several losses, claims, damages or liabilities (including any reasonable investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which NMIS and/or any NMIS Related Persons may become subject, under any law, regulation or NASD rule, at common law or otherwise, that arises out of or are based upon (i) any breach of this Agreement by the Company and (ii) any untrue statement of or omission to state a material fact (except for information supplied by or on behalf of NMIS or for which NMIS is responsible) contained in any Registration Statement, Contract prospectus, SAI or supplement thereto or in any Marketing Material.

This indemnification shall be in addition to any liability that the Company may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision for any loss, claim, damage or liability due to the willful misfeasance, bad faith or gross negligence or reckless disregard of duty by the person seeking indemnification.

C. Indemnification by NMIS. NMIS agrees to indemnify, defend and hold harmless the Company, its successors and assigns, and their respective officers, trustees or directors, and employees (together referred to as “ Company Related Persons”), from any and all joint or several losses, claims, damages or liabilities (including any reasonable investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which the Company and/or any Company Related Persons may become subject, under any law, regulation or NASD rule, at common law or otherwise, that arises out of or are based upon (i) any breach of this Agreement by NMIS and (ii) any untrue statement of or omission to state a material fact (except for information supplied by or on behalf of the Company or for which the Company is responsible) contained in any Registration Statement, Contract prospectus, SAI or supplement thereto or in any Marketing Material, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon information furnished in writing by NMIS to the Company specifically for use in the preparation of the aforesaid material.

This indemnification shall be in addition to any liability that NMIS may otherwise have; provided however, that no person shall be entitled to indemnification pursuant to this provision for any loss, claim, damage or liability due to the willful misfeasance, bad faith or gross negligence or reckless disregard of duty by the person seeking indemnification.

D. Indemnification Generally. Any person seeking indemnification under this section shall promptly notify the indemnifying party in writing after receiving notice of the commencement of any action as to which a claim for indemnification will be made; provided, however, that failure to so notify the indemnifying party shall not relieve such party from any liability which it may have to such person otherwise than on account of this section.

The indemnifying party shall be entitled to participate in the defense of the indemnified person but such participation will not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses incurred by such party in defending himself, herself or itself.

SECTION 11. MISCELLANEOUS

A. Representations and Warranties. Each party to this Agreement represents and warrants to the other party as of the date of this Agreement and for its duration as follows:

(a)	it is duly organized, existing and in good standing under the laws of the State of Wisconsin and is in good standing under the laws of each other jurisdiction in which it conducts business;

(b)	it has all licenses, registrations and other governmental and quasi-governmental approvals necessary to perform its responsibilities and obligations hereunder;

(c)	it has access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement, including those necessary to provide disaster recovery for the services it has agreed to provide;

(d)	its business operations have been, are now and will continue to be conducted in compliance in all material respects with all applicable law,

rule or regulation, judgment, injunction or decree applicable to it or its business (“Law”);

(e)	it is not subject to any current pending legal or governmental or quasi-governmental proceedings (other than as set forth in the Registration Statements or proceedings incident to the kind of business that it conducts) which, if determined adversely to it, would have a material, adverse effect on its financial position or its ability to carry out and perform its responsibilities and obligations hereunder;

(f)	it has full power and authority to execute and deliver this Agreement, together with any other documents or instruments required by this Agreement, and to carry out and perform its responsibilities and obligations hereunder and observe the provisions herein; and

(g)	this Agreement, together with any other agreements and instruments required to be entered into in connection with this Agreement, has been duly and properly executed and delivered by such party and constitutes a legal, valid, and binding obligation of such party enforceable by its terms, and the performance of its responsibilities and obligations hereunder does not violate any applicable Law.

NMIS further represents and warrants to the Company as of the date of this Agreement and for its duration that it is registered as a broker-dealer under the 1934 Act and under applicable state securities laws and is a member in good standing of the NASD.

B. Term, Amendment and Termination. This Agreement shall become effective with respect to each Separate Account listed on Schedule A hereof as of the date first written above (or if a particular Separate Account is not in existence on such date, on the effective date of an amendment to Schedule A relating to such Separate Account). This Agreement, together with any Schedules attached hereto, may be amended from time to time by the mutual written agreement of the parties.

This Agreement may be terminated as to any Separate Account or Contract:

a.	at any time for any reason by either party upon 60 days’ written notice to the other party, without payment of any penalty;

b.	automatically without payment of any penalty, at the option of the Company, upon institution of formal proceedings against NMIS by the NASD or by the SEC, or if NMIS or any of its Representative at any time:

(i)	employs any device, scheme, act or statement or omission to defraud any person; or

(ii)	fails to account and pay over promptly to the Company money due it according to the Company’s records;

c.	automatically if it is assigned by NMIS without the prior written consent of the Company; and

d.	at the option of either party upon the other party’s material breach of any provision of this Agreement or of any representation or warranty made in this Agreement, unless such breach is cured within ten (10) days after receipt of notice of breach from the non-breaching party or within such longer period by mutual written agreement of the parties.

In the event of termination of this Agreement for any reason, all books and records and sales or marketing materials held by NMIS on behalf of the Company or the Separate Accounts shall promptly be returned to the Company free from any claim or retention of rights by NMIS, and all authorizations, rights and obligations of the parties under this Agreement shall cease, except the following:

a. the obligation to settle accounts hereunder, including remittance of premiums subsequently received to the Company, and payment to NMIS of commissions thereon, with respect to Contracts offered for sale at the time of termination or issued pursuant to applications for Contracts accepted by the Company prior to termination; and

b. the indemnification provisions contained in Section 10 hereof;

C. Assignment and Transfer. No assignment of this Agreement by NMIS shall be effective without the prior written consent of both the Company and NMIS. For purposes of this limitation, the term “assignment” shall have the meaning set forth in the 1940 Act, and transfers pursuant to Rule 2a-6 under the 1940 Act shall not be treated as assignments. This Agreement shall be binding on and shall inure to the benefit of the respective successors, transferees and assigns of the parties hereto.

D. Dual Interests. It is understood that some individuals may be directors, trustees, officers or agents of, or have ownership interests in, the Separate Accounts, the Company and NMIS (or their affiliates), and that the existence of any such dual interest shall not affect the validity of this Agreement or of any transactions hereunder except as otherwise provided by a specific provision of applicable law. It is further understood and agreed that any arrangements between the Company and its affiliates for the provision of services under Section 4 of this Agreement shall be commercially reasonable and on terms not less favorable than those which could be obtained from unaffiliated third parties.

E. Interpretation and Jurisdiction. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral and written understandings and agreements. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Wisconsin, and the parties agree that proper venue of any action with respect hereto shall be Milwaukee County, Wisconsin.

F. Notices. Any notice give under this Agreement shall be made in writing to the party to which it is required to be delivered in person, by registered or certified mail or by any other manner as is mutually agreed by the parties at the addresses first written above to the attention of the office of the Secretary if being sent to the Company or NMIS and to the Chief Compliance Officer if being sent to any Separate Account.

G. Regulation. This Agreement shall be subject to the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules, regulations, and rulings thereunder and any exemptions the SEC may grant therefrom, as well as the NASD Conduct Rules, and the terms hereof shall be interpreted and construed in accordance therewith.

H. Severability. Should any provision of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, then it is the intention of the parties hereto that such provision shall be enforced, to the extent permitted, and that all other provisions of the Agreement shall not be affected thereby and shall remain valid and duly enforceable.

I. Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

J. Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in triplicate original by their duly authorized officers as of the day and year first written above.

The Northwestern Mutual Life Insurance Company, on its own behalf and on behalf of the Separate Accounts listed on Schedule A

By:	/s/ MERIDEE MAYNARD	Attest:	/s/ ROBERT J. BERDAN
Title:	Sr. Vice President		Secretary

Northwestern Mutual Investment Services, LLC

By:	/s/ DANIEL A. RIEDL	Attest:	/s/ MARK J. BACKE
Title:	Chief Operating Officer		Secretary

SCHEDULE A

For purposes of the Distribution Agreement between the Company and NMIS entered into on

May 1, 2006, the Separate Accounts are as follows:

ACCOUNTS

NML Variable Annuity Account A

NML Variable Annuity Account B

NML Variable Annuity Account C

Northwestern Mutual Variable Life Account

Northwestern Mutual Variable Life Account II